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                                                                    Exhibit 10.3

                           EXCLUSIVE SUPPLY AGREEMENT

      This EXCLUSIVE SUPPLY AGREEMENT, dated as of the 30th day of September, 1997 (the "Effective Date"), among IGI, INC., a Delaware corporation, having a principal place of business at Wheat Road & Lincoln Avenue, Buena, New Jersey 08310, IGEN, INC., a Delaware corporation, having a principal place of business at 103 Springer Building, 3411 Silverside Road, Wilmington, Delaware (hereinafter referred to as "Igen"), IMMUNOGENETICS, INC., a Delaware corporation, having a principal place of business at Wheat Road & Lincoln Avenue, Buena, New Jersey 08310 (hereinafter referred to as "Immunogenetics") IGI, Inc. and its Affiliates (including but not limited to Igen and Immunogenetics are hereinafter collectively referred to as "IGI"), IMX PHARMACEUTICALS, INC., a Utah corporation, having a principal place of business at 2295 Corporate Boulevard, Boca Raton, Florida 33431 (hereinafter referred to as "IMX").

                              W I T N E S S E T H:

      WHEREAS, U.S. letters patent as set forth in Exhibit F, attached hereto, for certain topical skin care products (the "Products"), utilizing "NOVASOME(R) Technology" were issued to IGI;

      WHEREAS, IGI is the manufacturer of the Products listed on Exhibit A attached hereto, which are to be manufactured in accordance with the specifications and other requirements described in this Agreement;

      WHEREAS, IGI desires to sell to IMX, and IMX desires to purchase from IGI, the Products for sale in the Field, on the terms and conditions set forth in this Agreement;

      NOW, THEREFORE in consideration of the mutual promises, terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

      1. Manufacturing Obligations.

            1.1 Requirements. During the term of this Agreement, IMX shall purchase from IGI one hundred percent (100%) of IMX's requirements of Products in the Field for sale in the Territory, and IGI agrees to supply and sell to IMX one hundred percent (100%) of IMX's requirements of Products in the Field for sale in the Territory.

            1.2 Exclusivity. During the term of this Agreement, IGI shall manufacture for and supply the Products exclusively to IMX for its sale in the Field.

            1.3 Forecasts of Quantities. Each calendar month during the term of this Agreement, IMX shall provide IGI with IMX's forecast of quantity requirements for Products
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by month for the next twelve (12) months. In developing each such forecast, IMX and IGI will cooperate with each other and act in good faith to provide estimates of future requirements as accurately as possible in order to supply IMX's future Product requirements. All forecasts shall be for the sole purpose of assisting IGI in its production planning, and the forecasts shall not constitute an obligation of IMX to purchase the quantities of the Products in the forecasts.

            1.4 Shipping and Delivery Terms. All shipments of the Products from IGI to IMX shall be delivered from IGI's manufacturing facility in Buena, New Jersey to such location as IMX may designate. All shipping and delivery costs shall be solely borne by IMX.

            1.5 Product Specifications. IGI shall manufacture the Products in its various presentations in accordance with the product specifications attached hereto as Exhibit B (the "Product Specifications").

            1.6 Indemnification. The Products are manufactured in accordance with the plans and the Specifications supplied by IMX to IGI together with IGI's relevant patent numbers. In addition to Section 9.4 herein, IGI warrants that it exclusively owns the patent rights to the Products and that it shall maintain at its expense a product liability insurance policy during the manufacturing of the Products for the term of this Agreement as set forth in Section 11 of at least $1,000,000 which shall afford coverage for all claims made by any third party for the operation of the Products, with a copy of the product liability insurance policy to be made available to IMX upon its request.

            1.7 Labeling and Packaging. IGI shall ship and deliver the Products in such containers and packaging as shall be appropriate for the protection of the Products. These labels and packaging shall be in accordance with mutually agreed upon design specifications provided to IGI by IMX.

      2. Compensation to IGI for Manufacturing and Other Services.

            2.1 Initial Payment.

                  (a) As payment for the rights granted to IMX by IGI hereunder, IMX shall pay IGI a non-refundable initial payment of $252,000 (the "Cash") upon IMX's completion of its Private Placement Offering ("Offering"), the terms of which are embodied in a Confidential Private Placement Memorandum dated September 26, 1997 (the "Memorandum"), or December 31, 1997, whichever comes first. The "Cash" shall be secured by 72,000 shares of restricted common stock of IMX pursuant to a Pledge Agreement, a copy of which is attached hereto as Exhibit G.

                  (b) As part of the Initial Payment, in addition to the Cash, IMX shall issue to IGI 214,000 shares of IMX's common stock (the "Shares") as soon as practicable after the execution of this Agreement. The Shares shall be subject to the same terms, restrictions, rights, and limitations that are set forth in the Memorandum, a copy of which has been provided to IGI. The 214,000 share amount is based on $3.50 per share value, or an aggregate

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value of $749,000. In the event that the price per share in the Offering goes below $3.50 per share, then IGI shall receive such additional shares to give it $749,000 of value based on the lower price. IGI's rights, if any, to have the shares registered and certain restrictions on resale are set forth in the Memorandum. In connection with the issuance of the Shares, IGI shall sign a Subscription Agreement containing such customary representations as IMX and its counsel deem necessary to ensure that an exemption form registration is available.

            2.2 Cost Reimbursement as Product Price. During the term of this Agreement, IMX shall reimburse IGI for its Cost of Manufacture (as defined below) of the Products. A minimum payment of $350,000 will be paid to IGI at the time the initial order for Products is placed to offset manufacturing and set-up costs. The $350,000 payment noted herein will be credited against the cost of manufacturing for future product shipments.

                  a. Specified Cost of Manufacture for 1997 and 1998. With respect to the calendar years 1997 and 1998, IMX shall pay the applicable Cost of Manufacture set forth on Exhibit C attached hereto for all Products which are manufactured during such calendar year, except as set forth in Section 11(c) herein..

                  b. Cost of Manufacture. With respect to each calendar year subsequent to 1998, IMX shall pay such prices as are mutually agreed to by the parties prior to November 30 of the year which immediately precedes the calendar year for which a determination is being made. It is understood and agreed that prices for any year subsequent to 1998 are to be determined based on IGI's Cost of Manufacture of the Products. For purposes of this Agreement, the term "Cost of Manufacture" shall mean all of IGI's costs and expenses for (i) materials used in connection with the manufacture of the Products, (ii) direct and indirect labor used in connection with the manufacture of the Products, and
(iii) overhead incurred in the manufacture of the Products, all as included by IGI in a manner consistent with its historical cost allocation methods in determining its costs of goods sold and as determined in accordance with generally accepted accounting principles consistently applied as between the periods ending prior to the Effective Date and the periods ending subsequent to the Effective Date. All Products are manufactured FOB Buena, New Jersey. IMX is solely responsible for all transportation costs.

                  c. Research and Development Costs. With respect to outside laboratory costs incurred by IGI relating to irritation, efficacy and SPF testing of the Products, IMX agrees to directly reimburse IGI for all of the costs of these outside services. IGI will advise IMX of the cost of these outside services prior to sending the Products for testing.

            2.3 Royalties on Net Sales and the Products. As additional compensation to IGI for the supply of Product to IMX, IMX shall pay or cause to be paid to IGI a royalty on the aggregate of all IMX Net Sales in the Field of Products in the Territory, using the royalty rates as determined below:

                  (i) Sixteen percent (16%) of the annual aggregate Net Sales on all Products that contain Alpha Hydroxy Acids;

                  (ii) Ten percent (10%) of the annual aggregate Net Sales on all Products which are developed by IGI or use IGI's NOVASOME(R) Technology and do not contain Alpha Hydroxy Acids; and

                  (iii) Eight percent (8%) of the annual aggregate of Net Sales of any other skin care or cosmetic products bearing a brand-name to be created by IMX, which brand-name may or may not include the Exorex name, that IMX brings to IGI for manufacture and/or development or for other skin care or cosmetic products bearing the brand-name to be created by IMX, which brand-name may or may not include the Exorex name, that IGI develops for future marketing and/or sale by IMX.

      3. Payments.

            3.1 Non-Royalty Payments. Payments other than royalty payments required to be made by IMX pursuant to this Agreement shall be made by check in good funds, payable in US Dollars to the order of IGI, Inc. and shall be delivered to IGI within thirty (30) days of IGI's submitting its invoice for such payment to IMX.

            3.2 Royalty Payments. IMX shall keep complete and accurate records of the sales of Products with respect to which a royalty is payable according to this Agreement and within fifteen (15) days following the end of each month, IMX shall furnish to IGI a written report setting forth (i) the Net Sales of Products sold and (ii) royalties which shall have accrued hereunder in respect to such Net Sales, in accordance with the terms of this Agreement; and (iii) a current list of returns of the Products for reasons stated in Section 6 herein, which such returns may result in a reduced payment of royalties to IGI. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Payments of royalties in whole or part may be made in advance of such due date. Payment of royalties shall be made by check in good funds, payable in US Dollars to the order of IGI, Inc.

      4. Passage of Title.

            4.1 Passage of Title. Beneficial ownership of, title and risk of loss to the Products shall pass to IMX when the Products are loaded onto the common carrier at IGI's Buena, New Jersey facility.

      5. Force Majeure.

            5.1 Effects of Force Majeure. Except for obligations for the payment of money, IMX and IGI shall each be excused for any delay or failure to fulfill any of their respective obligations under this Agreement if such failure or delay is caused by any act of God, explosion, fire, storm, earthquake, flood, drought, riot, embargo, war or seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor, or any similar circumstances or event beyond the reasonable control of the party relying upon such circumstances or event. Any such excused non-performance shall remain excused only for so long as the condition preventing the performance continues, and upon cessation of such condition, the affected party shall promptly resume performance hereunder.

            5.2 Notice Responsibilities. Each party hereto agrees to give each other party prompt notice of the occurrence of any condition referred to in
Section 5.1, the nature thereof, and the extent to which the affected party will be unable fully to perform its obligations hereunder. Each party further agrees to use reasonable efforts to correct the condition as promptly as possible and to give the other party prompt notice when it is again fully able to perform such obligations.

            5.3 Termination of Agreement. If, as a result of conditions referred to in Section 5.1, a party is unable to fully perform its obligations hereunder for any consecutive period of sixty (60) days, then in such case IGI (in the case of non-performance by IMX) or IMX (in the case of non-performance by IGI) shall have the right to terminate this Agreement upon sixty (60) days prior notice to the non-performing party unless such non-performance is remedied within such sixty (60) day period.

      6. Specifications, Manufacturing Process and Warranties.

            6.1 Product Specifications. Each of the Products supplied by IGI to IMX shall meet the Product Specifications for such Product, as determined in accordance with the analytical methodology as set forth in Exhibit B hereto.

            6.2 Warranties Regarding the Products. IGI hereby warrants to IMX that all quantities of the Products delivered to IMX hereunder shall (i) conform to the Specifications, (ii) be labeled, packaged and shipped in accordance with the Specifications, and (iii) conform to and be manufactured and supplied in all material respects in accordance with all laws and regulations.

            6.3 General Warranty. IGI warrants that, under normal use and service, the Products shall be free from defects in material and formula design, if properly handled and stored, for a period of time equivalent to the shelf-life of the Products. IGI warrants that the Products shall at the time of delivery as set forth herein be new and free and clear of all liens and encumbrances. If the Products fail to meet this warranty as described herein, IGI will make a good faith effort to have the Products conform with the Specifications as set forth in Section 6.4, below.

            6.4 Limited Remedy for Non-Conforming Products as to IMX. In the event that any of the Products delivered to IMX by IGI hereunder shall fail to conform or comply with any of the warranties specified in Section 6.2 and 6.3, IGI's sole obligation with respect to claims of non-conformance or non-compliance made by IMX shall be at IGI's election (i) to remedy the non-conformance or non-compliance by replacement of the Products as promptly as reasonably practicable, but not more than thirty (30) days from the date that IMX notifies IGI of such non-conformance or non-compliance or (ii) to refund to IMX the purchase price paid by IMX with respect to such non-conforming or non-complying Products. Any claims by IMX under the warranties specified in this Section 6 shall be made in writing to IGI within one (1) month after IGI tenders such Products to IMX.

            6.5 Limitation of Liability and Waiver of Consequential Damages. EXCEPT AS PROVIDED IN SECTION 1.6, SECTION 6.3 AND SECTION 9, HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING BUT NOT LIMITED TO, ANY CLAIM FOR DAMAGES BASED UPON LOSS OF PROFITS. IN ADDITION, IN NO EVENT SHALL IGI'S LIABILITY TO IMX EXCEED THE TOTAL NET PRICE PAID TO IGI BY IMX FOR PRODUCTS SUPPLIED TO IMX. THE FOREGOING ALLOCATION OF RISKS IS REFLECTED IN THE PRICE OF THE PRODUCTS.

      7. Confidentiality.

            7.1 Confidential Information. Each party acknowledges and agrees that in the course of its performance of this Agreement, confidential technology, trade secrets, Product Specifications, or other proprietary information relating to the development, manufacture, promotion marketing and sale of the Products (hereinafter "Confidential Information") may be made known or made available to the other party. Accordingly, during and after the term of this Agreement, each party hereby represents and agrees to the following:

                  (a) that all right, title and interest to the Confidential Information is the sole and exclusive property of the party that disclosed it;

                  (b) that each party agrees that the other party hereto has a proprietary interest in its Confidential Information. During and after the term of this Agreement, all disclosures of Confidential Information to the receiving party, its agents and employees shall be held in strict confidence by such receiving party, which shall disclose the Confidential Information only to those of its agents and employees to whom it is necessary in order to properly carry out their duties as limited by the terms and conditions hereof. During and after the term of this Agreement, the receiving party shall not use the Confidential Information except for the purposes of exercising its rights and carrying out its duties hereunder. The provision of this Section 7 shall also apply to any assignees, consultants or subcontractors during and after the term of this Agreement, that the receiving party may engage in connection with this Agreement. Each party shall take necessary steps to ensure that its employees respect the terms of this Section 7;

                  (c) that notwithstanding the provisions of this Section 7, each party may, to the extent necessary, disclose and use Confidential information, consistent with the rights of such party otherwise granted hereunder, for the purpose of (i) engaging in research and development, conducting testing and marketing programs, or securing institutional or government approval to test or market any Product, if required; (ii) subject to confidentiality agreements typically executed in the industry under comparable circumstances, sharing trial


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results and the data with third parties conducting trials on the Products; or
(iii) securing patent or other intellectual property protection for an invention. If disclosure and use of the Confidential Information as contemplated in this Section 7 is made, the disclosing party shall provide the non-disclosing party with written notice of the same as well as the identification of the recipient of the Confidential Information.

                  (d) that notwithstanding anything contained in this Agreement to the contrary, neither party shall be liable for disclosure of the other party's Confidential Information if the information is so disclosed:

                        (i) was in the public domain without violation of the rights of the non-disclosing party at the time it was disclosed by the disclosing party to the receiving party; or

                        (ii) was known to or contained in the records of the receiving party from a source with rights thereto not in violation of the rights of the non-disclosing party at the time of the disclosure by the disclosing party to the receiving party and can be so demonstrated; or

                        (iii) becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement by the receiving party and can be so demonstrated; or

                        (iv) was required to be disclosed under legal or administrative process, provided that the disclosing party has given the non-disclosing party no less than ten (10) days prior written notice of the disclosing party's intention to make a disclosure pursuant to this Section 7.1(d)(iv); or

                        (v) was independently discovered from research and development efforts of the non-disclosing party, by individuals who have not had access to the disclosures made hereunder;

                  (e) that if either party discovers a misappropriation of the other party's Confidential Information by a third party, it shall give the other party prompt notice thereof and shall take no other action against the alleged misappropriator without the prior written consent of the other party. The discovering party agrees to cooperate with the other party, at no out-of-pocket expense to the discovering party, in connection with any action taken by the other party to pursue such misappropriator. Any recovery of damages or attorneys' fees in such actions, or amounts received at settlement thereof, shall accrue to the party that owns the Confidential Information, net of any costs and expenses incurred by the other party in obtaining such recovery; and

                  (f) that the other party shall have no obligation to institute suit or take action against any misappropriator. In the event that the other party declines to take such action for any reason, the discovering party shall have the right, but not the obligation, to take


                                       7
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such action but shall promptly advise the other party of any counterclaims brought by the alleged misappropriator and give the other party an opportunity to defend against such counterclaims. In the event of any such counterclaims, the discovering party shall not enter into settlement with the alleged misappropriator without the prior written consent of the other party, which shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, the provisions of this Section 7 shall no prohibit or otherwise restrict the right and ability of IGI to use of its Confidential Information in the development, manufacture and sale of products that do not conflict with the rights granted to IMX pursuant to this Agreement.

      8. Representations and Warranties of the Parties.

            8.1 Representations and Warranties of IMX. IMX hereby represents and warrants to IGI that:

                  (a) IMX is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of IMX. This Agreement has been duly executed and delivered by IMX and constitutes the valid, binding and enforceable obligation of IMX, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general principles of equity.

                  (b) IMX is not subject to, or bound by any provision of:

                        (i) any articles or certificates of incorporation or by-laws;

                        (ii) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, agreement or restriction, or

                        (iii) any judgment, order, writ, injunction or decree or any court, governmental body, administrative agency or arbitrator,

that would prevent, or be violated by, or under which there would be a default as a result of, nor is the consent of any person required for, the execution, delivery and performance by IGI of this Agreement and the obligations contained herein, including without limitation, the grant to IMX of the licenses described hereunder.

            8.2 Representations and Warranties of IGI. IGI hereby represents and warrants to IMX that:

                  (a) Each of IGI, Inc., Igen and Immunogenetics is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware,


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with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each of IGI, Inc., Igen and Immunogenetics. This Agreement has been duly executed and delivered by each IGI, Inc., Igen and Immunogenetics and constitutes the valid, binding and enforceable obligation of each IGI, Inc., Igen and Immunogenetics, as the case may be, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, Igen and Immonogenetics are each wholly owned subsidiaries of IGI, Inc.

                  (b) IGI is not subject to, or bound by any provision of:

                        (i) any articles or certificates of incorporation or by-laws;

                        (ii) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, agreement or restriction, or

                        (iii) any judgment, order, writ, injunction or decree or any court, governmental body, administrative agency or arbitrator,

that would prevent, or be violated by, or under which there would be a default as a result of, nor is the consent of any person required for, the execution, delivery and performance by IGI of this Agreement and the obligations contained herein, including without limitation, the grant to IMX of the licenses described hereunder.

      9. Indemnification Regarding Third Party Claims.

            9.1 Indemnification by IMX. With respect to claims brought by Third Parties against IGI related to the Products, IMX agrees, subject to the compliance by IGI with its obligations set forth in Section 9.3 below, to indemnify, defend and hold harmless IGI, its Affiliates, and their respective directors, officers, employees and agents from and against any Damages arising out of or in connection with any breach of the representations, warranties, agreements or covenants of IMX hereunder, except to the extent caused by IGI's negligent acts, willful misconduct or omissions.

            9.2 Indemnification by IGI. With respect to claims brought by Third Parties against IMX related to the Products, IGI agrees, subject to the compliance by IMX with its obligations set forth in Section 9.3 below, to indemnify, defend and hold harmless IMX, and its respective directors, officers, employees and agents from and against any Damages arising out of or in connection with any breach of the representations, warranties, agreements, or covenants of IGI hereunder except to the extent caused by IMX's negligent acts, willful misconduct or omissions.


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            9.3 Indemnification Procedures. A party which intends to seek indemnification under this Section 9 (such parties any of its Affiliates, or any of their respective directors, officers, employees or agents, hereinafter collectively referred to as the "Indemnitee") in respect of an action, suit, proceeding, claim, liability, demand or assessment asserted against such indemnity by a Third Party shall promptly give notice thereof to the other party or parties to this Agreement from which the Indemnitee seeks indemnification (any such other party hereinafter referred to as the "Indemnitor") within a reasonable period of time after assertion by any such Third Party thereof; provided, however, that the failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent that the Indemnitor of any of its obligations hereunder except to the extent that the Indemnitor is prejudiced by such failure. The Indemnitor shall have the right to assume the complete control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at its own expense, employment of counsel, and at any time thereafter to exercise, on behalf of the Indemnitee, any rights which may mitigate any of the foregoing; provided, however, that if the Indemnitor shall have exercised its right to assume such control, the Indemnitee; (i) may, in its sole discretion and at its own expense, employ counsel to represent it (in addition to the counsel employed by the Indemnitor) in any such matter, and in such event counsel selected by the Indemnitee shall be required to confer and cooperate with such counsel of the Indemnitor in such defense, compromise or settlement for the purpose of informing and sharing information with the Indemnitor; (ii) will, at its own expense, make available to Indemnitor those employees, officers and directors of Indemnitee whose assistance, testimony or presence is necessary or appropriate to assist the Indemnitor in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; and (iii) shall otherwise fully cooperate with the Indemnitor and its counsel in the investigation and defense of such action, suit, proceeding, claim, liability, demand or assessment.

            9.4 Patent Indemnification. Except as otherwise stated in this
Section 9, IGI will defend, at its own expense any and all suits, actions or claims, against IMX or its customers, charging that the Products or any process used in manufacturing any of the Products infringes any patent, industrial design, trademark, trade secret or copyright of the United States, whether the alleged infringement pertains to the manufacture, purchase, sale or use of the Products, and will pay IMX's actual costs, all settlement amounts, and all damages finally awarded against IMX in any such suit, action or claim and will indemnify and save harmless IMX's customers from all other expenses thereby incurred.


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

      10. Term and Termination.

            10.1 Term.

                  (a) Initial Term. The term of this Agreement shall commence on the Effective Date and shall continue for twelve (12) months from the date IGI ships the Initial Order of the Products to IMX (the "Initial Term") unless sooner terminated as set forth below.

                  (b) At the end of the Initial Term, IMX must have made a minimum of $2,000,000 (the "Minimum") in Net Sales of the Products in order for IMX to retain the exclusivity status granted to it by IGI pursuant to Section
1.2 herein and as applied to the First Renewal Period, as set forth in Section 10.1(c) below. However, if IMX does not reach the Minimum at the expiration of the Initial Term, IMX shall still be entitled to market the Products as stipulated herein, but shall forfeit its right to the exclusivity granted to it.

                  (c)   Renewal Terms.

                        (i) The term of this Agreement may be extended by IMX for a period of one (1) year, at IMX's option, provided IMX's annual Net Sales for the first year immediately following the Initial Term exceeds $4,000,000 (the "First Renewal Term").

                        (ii) In the event that IMX has exercised its option with respect to the expiration of the First Renewal Term, then at IMX's option and provided IMX's annual Net Sales have reached or exceeded $6,000,000, then the term of this Agreement shall be extended (the "Second Renewal Term"), including IMX's exclusivity rights set forth in Section 1.2 herein.

                        (iii) In the event that IMX has exercised its option with respect to the expiration of the Second Renewal Term, then at IMX's option and provided IMX's annual Net Sales have reached or exceeded $8,000,000, then the term of this Agreement shall be extended (the "Third Renewal Term"), including IMX's exclusivity rights set forth in Section 1.2 herein.

                        (iv) In the event that IMX's Net Sales have reached or exceeded $10,000,000, at the expiration of the Third Renewal Term and at IMX's option, IMX may renew the terms of this Agreement and shall be entitled to retain its exclusivity as set forth in Section 1.2 herein for as long as IMX shall desire to purchase the Products for sale in the Field.

                        As concerns Section 10.1(a-c)(i-iv), if IMX falls short of any of the Net Sales requirements set forth in this Section 10.1, then IMX shall provide IGI with the following monies, based upon the short-fall percentage ("Short-Fall Percentages"); within thirty (30) days of the expiration of the applicable renewal term:


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            Short-Fall Percentage         Money Due IGI by IMX
            ---------------------         --------------------

                     0-25%                        5%
                    25-40%                       10%

                        By way of example, if IMX's annual Net Sales at the expiration of the Second Renewal Term have reached only $4,500,000, then IMX shall pay shall pay IGI $300,000, within thirty (30) days of the end of the Second Renewal Term. The Short-Fall Percentages referenced above apply to all of the renewal terms mentioned in this Section 10. In addition, so long as IMX pays IGI its Short-Fall Percentage should the same become due, IMX shall maintain the exclusivity rights granted to it pursuant to Section 1.2 herein; furthermore, IMX shall have the right to exercise its option to extend this Agreement in accordance with the terms set forth in Section 10 above. If IMX does not pay the Short-Fall Percentage for any applicable Renewal Term, IMX shall forfeit the exclusivity rights granted to it pursuant to Section 1.2 herein for the duration of the Renewal Term at issue, but shall be entitled to regain exclusivity status upon either its meeting the annual Net Sales requirement for the subsequent Renewal Term or its payment of the applicable Short-Fall Percentage for the subsequent Renewal Term.

            10.2 Breach. In the event of a breach of any provision of this Agreement, the breaching party shall have thirty (30) days after written notice thereof by the non-breaching party within which to cure such breach. In the event that such breach has not been cured within such time period, the non-breaching party may, on notice to the breach party, terminate this Agreement.

            10.3 Insolvency. Either party may terminate this Agreement on notice to the other party in the event the other party becomes the subject of a petition filed for relief under any bankruptcy or insolvency law, which is not dismissed within thirty (30) days of its filing; any general arrangement with its creditors; or any liquidation, termination or cessation of its business.

            10.4 Survival. Termination of this Agreement for any reason shall not extinguish the unpaid obligations of any party that accrued prior to the effective date of termination. The obligations of both parties under Section 7 hereof (with respect to confidentiality) and of both parties under Section 1.6,
Section 6, Section 9 shall survive termination for any reason.

      11. Effect of Termination.

            11.1 Effects in General. Upon termination of this Agreement for any reason:

                  (a) IGI shall immediately terminate production of the Products and each party shall promptly terminate all use of any Confidential Information of the other party.

                  (b) Each party shall, at the request of the other, either promptly return to the other party or dispose of all of the other party's Confidential Information in any form whatsoever which it may have in its possession, custody or control (whether direct or indirect).

                  (c) IMX shall, at the request of IGI, purchase all of (i) the existing inventory of the Products, which inventory shall not exceed four (4) months forecasted volume as referred to in Section 1.3 above, at the then existing Cost of Manufacture for such Product, and (ii) the parts, materials and components which, but for the termination, would have ultimately comprised the Products to be supplied hereunder. All parts, materials and components of the Products shall be purchased at the price paid by IGI for such items, plus an amount equal to the transportation, insurance and warehousing expenses incurred by IGI in acquiring and storing such parts, materials and components.

                  (d) IMX shall not be released from its obligation to pay any sums owing to IGI at the time of termination and neither party shall be released from the obligation to perform any other duty or to discharge any other liability that has been incurred prior thereto. Subject to the foregoing, neither party shall by reason of the termination of this Agreement be liable to the other for compensation or damages on account of the loss of profits or sales, or expenditures, investments or commitments in connection therewith.

      12. Commercialization.

            12.1 Government Approvals. IMX shall undertake all studies necessary for Registration of the Products. Rights in and to the data contained in such Registrations shall be the property of IMX.

            12.2 Marketing Strategy. IMX shall have the exclusive responsibility for the overall marketing strategy for the Products. IMX shall communicate the general marketing strategy to IGI, upon IGI's request of the same. All marketing material and brand names developed by IMX shall remain the exclusive property of IMX.

            12.3 Advertising and Promotion. IMX shall have the exclusive responsibility for the preparation and dissemination of all advertising and promotional materials including the selection and use of trade names and trademarks in connection with the Products and shall pay all costs in connection therewith.

      13. Miscellaneous Provisions.

            13.1 Right of First Refusal. IGI agrees to offer IMX the right to sell and market any new Products developed during the term of this Agreement before offering such Products to any other party. The terms under which IGI agrees to sell and IMX agrees to purchase said new Products is subject to negotiation between IGI and IMX.

            13.2 Dealings with Other Parties. Nothing contained in this Agreement shall be construed to limit the right of IGI to utilize the NOVASOME(R) Technology in product formulations which are owned, licensed or utilized by other parties.

            13.3 Assignment. No party shall assign any or all of its rights or obligations hereunder to any third party without first obtaining the written consent thereto of the other party, which consent shall not be unreasonably withheld or delayed, except that in the event of an assignment in connection with a sale or transfer of all or substantially all of the assets of the assigning party relating to this Agreement no such consent shall be required if the assignee agrees to be bound by the terms hereof within sixty (60) days after such assignment. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, IMX, IGI and their respective successors and permitted assigns. Any reference to IMX and IGI hereunder shall be deemed to include the successors thereto and permitted assigns thereof.

            13.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be fully performed therein, without regard to principles of conflicts of law.

            13.5 Amendments. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure by IMX or IGI therefrom, shall be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by IMX and IGI, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which it is given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreements, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by IMX and IGI.

            13.6 No Partnership. Nothing herein contained shall be deemed to create a joint venture, agency, partnership or employer-employee relationship between the parties hereto. Neither party shall have any power to enter into any contracts or commitments in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

            13.7 Notices. All notices, requests and other communications to IMX or IGI hereunder shall be in writing (including telecopy or similar electronic transmissions) and shall be personally delivered or sent by telecopy or other electronic facsimile transmission during normal business hours or by registered mail or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below (or to such other address as may be specified in writing to the other party hereto):

                  If to IMX:

                        IMX Pharmaceuticals, Inc.
                        2295 Corporate Boulevard
                        Boca Raton, Florida  33431
                        Attention:  President

                        Tel: (561) 998-5660
                        Fax: (561) 998-5654

                  If to IGI:

                        IGI, Inc.
                        Wheat Road and Lincoln Avenue
                        P.O. Box 687
                        Buena, New Jersey  08310
                        Attention:  President

                        Tel: (609) 697-1441
                        Fax: (609) 697-1001

Any notice or communication given in conformity with this Section shall be deemed to be effective when received by the addressee, if delivered by hand, telecopy or other electronic facsimile transmission, and three (3) days after mailing, if mailed.

            13.8 Entire Agreement. This Agreement constitutes the entire agreement of IMX and IGI with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between IMX and IGI with respect to such subject matter are hereby superseded in their entirety.

            13.9 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law (i) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, IMX and IGI hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

            13.10 Waiver. No failure on the part of IMX or IGI to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

            13.11 Survival. Notwithstanding anything else in this Agreement to the contrary, the parties agree that sections 5, 6, 7, 8, 9 and 10 shall survive the termination or expiration of this Agreement, as the case may be, to the extent required thereby for the full observation and performance by any or all of the parties hereto.

            13.12 Headings. The section headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration interpreting, this Agreement.

            13.13 Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

      14. Defined Terms.

            For purposes of this Agreement, the following terms shall have the meanings set forth below. Certain other terms are defined in the text of this Agreement.

            "Affiliate" shall mean any corporation or non-corporate entity which controls is controlled by, or is under common control with a party. A corporation or non-corporate entity shall be regarded as in control of another corporation if (i) it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation, or (ii) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or in the case of a non-corporate entity, it has the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

            "Agreement" means this Exclusive Supply Agreement.

            "Damages" shall mean any damages, losses, claims, liabilities and expenses (including reasonable attorney's fees and expenses).

            "Effective Date" means the date set forth at the beginning of this Agreement.

            "FDA" shall mean the United States Food and Drug Administration, or any successor entity.

            "Field" shall mean mass merchandising market for skin care Products, multi-level marketing of the Products, direct response advertising of the Products, and/or marketing through the use of electronic media, excluding clinics and estheticians, dermatologists and upscale retailers.

            "Governmental Authority" shall mean any domestic or foreign, federal, state or local or other governmental, administrative or regulatory authority, body, agency, court, tribunal, or similar entity.

            "Initial Order" shall mean the shipment by IGI to IMX of the first order consisting of each of the Products as referred to in (i) and (ii) of the "Products" definition set forth in this Section 14.

            "Net Sales" with respect to any Product means the gross sales amount of such Product billed by IMX to Third Party customers, less:

                  (i) actual credited allowances to such Third Party customers;

                  (ii) the amounts of trade and cash discounts on Products, to the extent such trade and cash discounts are not deducted by IMX at the time of invoice in order to arrive at the gross invoice prices; and

                  (iii) all invoiced transportation and handling charges, sales taxes, excise taxes, use taxes and import/export duties actually paid.

            "NOVASOME(R) Technology" shall mean the inventions (as described in several patents and patent applications), trademarks, and information, know-how and skill which is unique and confidential relating to organized lipid structures, and lipid vesicle encapsulation technologies useful in conjunction with various products including topical dermatological products for localized usage at the delivery zone and processes for making the same.

            "Products" shall mean (i) topical skin care products manufactured utilizing NOVASOME(R) Technology; (ii) topical skin care products manufactured according to the formulations set forth in Exhibit B; and (iii) topical skin care products developed during the course of this Agreement which shall not include those products pertaining to the treatment of psoriasis, eczema or toe fungus.

            "Product Line" shall mean all of the presentations and unit sizes or
(i) the Products sold by IGI to IMX pursuant to the terms and conditions of this Agreement, and (ii) such additional products as IMX may sell or market under the same brand name or trademark as IMX is using to market the Products sold by IGI to IMX hereunder.

            "Registration" in relation to any Product means such Approvals by government authorities in a country of or community or association of countries included in the Territory (including, where applicable, price approvals) as may be legally required before such Product may be commercialized in such country.

            "Specifications" shall mean the Product Specifications.

            "Territory" shall mean the United States of America, Canada, and Puerto Rico.

            "Third Party" shall mean any person or entity other than IGI, IMX, and their respective Affiliates.

            IN WITNESS WHEREOF the parties hereto have executed this Agreement by their duly authorized officers as of the Effective Date.


IMX PHARMACEUTICALS, INC.                IGI, INC.

By:__________________________________    By:____________________________________
Name:________________________________    Name:__________________________________
Title:_______________________________    Title__________________________________


IGEN, INC.                               IMMUNOGENETICS, INC.

By:__________________________________    By:____________________________________
Name:________________________________    Name:__________________________________
Title:_______________________________    Title__________________________________

                                INDEX OF EXHIBITS

                  Exhibit A               List of Current Products

                  Exhibit B               Product Specifications

                  Exhibit C               1997 - Cost of Manufacture

                  Exhibit D               The Trademark

                  Exhibit E               Inventory Guidelines

                  Exhibit F               List of Patents

                  Exhibit G               Pledge/Escrow Agreement

                                    EXHIBIT F

                                 List of Patents

                  US 4,853,228
                  US 4,855,090
                  US 4,895,452
                  US 4,911,928
                  US 4,917,951
                  US 4,942,038
                  US 5,000,960
                  US 5,019,174
                  US 5,019,392
                  US 5,023,086
                  US 5,032,457
                  US 5,104,736
                  US 5,147,723
                  US 5,160,669
                  US 5,164,191
                  US 5,213,805
                  US 5,219,538
                  US 5,234,767
                  US 5,256,422
                  US 5,260,065
                  US 5,405,615
                  US 5,439,967
                  US 5,474,848
                  US 5,490,985
                  US 5,013,497